Exhibit (a)(1)(F)

News Release

Merck Begins Tender Offer to Acquire Imago BioSciences, Inc.

RAHWAY, N.J., Dec. 12, 2022 – Merck (NYSE: MRK), known as MSD outside of the United States and Canada, is commencing today, through a subsidiary, a cash tender offer to purchase all outstanding shares of common stock of Imago BioSciences, Inc. (Nasdaq: IMGO). On Nov. 21, 2022, Merck announced that it had entered into a definitive agreement to acquire Imago.

Upon the successful closing of the tender offer, stockholders of Imago will receive $36 in cash for each share of Imago common stock validly tendered and not validly withdrawn in the offer, without interest and subject to deduction for any required tax withholding. Following the purchase of shares in the tender offer, Imago will merge with and into a subsidiary of Merck, with Imago surviving the merger. As a result, Imago will become a subsidiary of Merck.

Merck will file today with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, which provides the terms of the tender offer. Additionally, Imago will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the Imago board of directors that their stockholders accept the tender offer and tender their shares.

The tender offer will expire at one minute after 11:59 p.m., Eastern Time, on January 10, 2023, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is subject to certain conditions, including the tender of shares representing at least a majority of the total number of Imago’s outstanding shares, receipt of applicable regulatory approvals, and other customary conditions. The transaction is expected to close in the first quarter of 2023.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Important Information About the Tender Offer

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Imago or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule (TO), including an offer to purchase, a letter of transmittal and related documents, will be filed by Merck Sharp & Dohme LLC (“Merck”) and M-Inspire Merger Sub, Inc., a wholly-owned subsidiary of Merck, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Imago with the SEC. The offer to purchase shares of common stock of Imago will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER MATERIALS CAREFULLY (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer, which will be named in the tender offer statement. In addition, Merck and Imago will file annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Merck may be obtained at no charge on Merck’s internet website at www.merck.com or by contacting Merck at 126 East Lincoln Avenue P.O. Box 2000 Rahway, NJ 07065 USA, or (908) 740-4000. Copies of the documents filed with the SEC by Imago may be obtained at no charge on Imago’s internet website at www.imagobio.com or by contacting Imago at 303 Twin Dolphin Drive 6th Floor, Redwood City, CA 94065 or (415) 529 5055.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “company”) includes statements that are not statements of historical fact, or “forward-looking statements,” including with respect to the company’s proposed acquisition of Imago. Such forward-looking statements include, but are not limited to, the ability of the company and Imago to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, the company’s and Imago’s beliefs and expectations and statements about the benefits sought to be achieved in the company’s proposed acquisition of Imago, the potential effects of the acquisition on both the company and Imago, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Imago’s product candidates. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all, with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Imago’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Imago’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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Media Contacts:	Bob Josephson (203) 914-2372 Ian McConnell (973) 901-5722	Investor Contacts:	Peter Dannenbaum (908) 740-1037 Damini Chokshi (908) 740-1807